Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our report dated July 30, 2013 (except as to Notes 2 and 3(d), which are as of March 16, 2015), with respect to the consolidated income statement, and the consolidated statements of comprehensive income, changes in equity and cash flows for the year ended June 30, 2013, which report appears in the June 30, 2015 annual report on Form 20-F of Diageo plc.

Registration statements on Form F-3 (File No. 333-110804, 333-132732, 333-153488, 333-179426 and 333-202774)

Registration statements on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338, 333-182315 and 333-206290)

/s/ KPMG Audit Plc

London, England

11 August 2015